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                                                                     EXHIBIT 5.1

                               December 28, 2000

Seagate Software Information Management Group Holdings, Inc.
915 Disc Drive
Scotts Valley, CA  95066

     Re:  Registration Statement on Form S-8
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Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by Seagate Software Information Management Group Holdings, Inc. (the "Company") with the Securities and Exchange Commission on or about December 28, 2000 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of (i) 22,207,736 shares of your Common Stock reserved for issuance under the 1999 Stock Option Plan (the "1999 Plan"), and (ii) 200,000 shares of your Common Stock reserved for issuance under the 2000 Stock Option Plan (the "2000 Plan"). The 22,207,736 shares of Common Stock reserved under the 1999 Plan, and the 200,000 shares of Common Stock reserved under the 2000 Plan, are collectively referred to hereinafter as the "Shares", and the 1999 Plan, and the 2000 Plan are collectively referred to hereinafter as the "Plans".

     In our capacity as your counsel in connection with your preparation and filing of the Registration Statement, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the shares pursuant to the Plans, and for purposes of this opinion, we have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examination and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the genuiness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

     We are opining herein as to the effect on the subject transaction only on the internal laws of the State of California and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agency within any state.

     Subject to the foregoing, it is our opinion that, when issued and sold in compliance with applicable prospectus delivery requirements and in the manner referred to in the Plans and pursuant to the agreements which accompany the Plans, the Shares will be legally and validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.

     This opinion letter is rendered as of the date first written above and we expressly disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plans or the Shares.

                                    Sincerely,

                                    WILSON SONSINI GOODRICH & ROSATI
                                    Professional Corporation

                                    /s/ Wilson Sonsini Goodrich & Rosati